Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
By
HOSPITALITY INVESTORS TRUST, INC.
OFFER TO PURCHASE UP TO
1,000,000 SHARES OF ITS OUTSTANDING COMMON STOCK
AT A PURCHASE PRICE OF $6.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, DECEMBER 11, 2017,
UNLESS EXTENDED OR WITHDRAWN

Dear Stockholder:
Hospitality Investors Trust, Inc. (the “Company,” “we,” “us,” or “our”) is offering to purchase up to 1,000,000 shares of the Company’s common stock, par value $0.01 per share (“Shares”), at a purchase price equal to $6.50 per Share (the “Purchase Price”), or $6.5 million of Shares, net to the seller in cash less the withholding of any applicable taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal included with this Offer to Purchase (the “Letter of Transmittal”) and the related Important Instructions and Information included with this Offer to Purchase. This Offer to Purchase and the Letter of Transmittal, including the Important Instructions and Information to the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer.”
Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on December 11, 2017 (such time and date, as may be extended, the “Expiration Date”). You may tender all, a portion or none of your Shares.
The procedures required to tender your Shares in the Offer depend on how you hold your Shares.
If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign a Letter of Transmittal and deliver it to Computershare Trust Company, N.A. and Computershare Inc. (collectively, “Computershare”), the Depositary for the Offer (the “Depositary”).
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN (SUCH AS AN IRA ACCOUNT) OR OTHER NOMINEE MUST NOT DELIVER A LETTER OF TRANSMITTAL DIRECTLY TO THE DEPOSITARY (COMPUTERSHARE). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. Such stockholders are urged to consult such broker, dealer, commercial bank, trust company, custodian or other nominee as soon as possible if they wish to tender Shares.
See Section 2—Procedures for Tendering Shares for further details as to the appropriate procedures required to tender your Shares.
Stockholders not interested in tendering any of their Shares need not take any action.

Shares are not listed on a national securities exchange, and there is no established trading market for Shares. Thus, there are no historical trading prices for the Shares. On June 19, 2017, the Company’s board of directors approved an updated estimated net asset value per Share (the “Estimated Per-Share NAV”) equal to $13.20 based on an estimated fair value of the Company’s assets less the estimated fair value of the Company’s liabilities, divided by 39,617,676 Shares outstanding on a fully diluted basis as of March 31, 2017. The Purchase Price is 50.8% lower than Estimated Per-Share NAV. While the Company’s board of directors has approved the Offer, for reasons discussed herein, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer. In addition, neither Computershare, in its capacity as the Depositary, Georgeson LLC (“Georgeson”), in its capacity as the Information Agent for the Offer (the “Information Agent”), or any of their respective affiliates, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering his, her or its Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information, including the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 19, 2017, which describes the calculation of Estimated Per-Share NAV, and other filings made by the Company with the SEC, which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com. You are urged to discuss your decision with your tax advisor, financial advisor and/or custodian.
No person has been authorized to make any recommendation on behalf of the Company, the Company’s board of directors, the Depositary or the Information Agent or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.
Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. As of September 30, 2017, there were 39,618,833 Shares issued and outstanding. Accordingly, this could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 800,000 Shares.
In addition, subject to applicable law and the rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the aggregate value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 7—Conditions of the Offer prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, such as a Current Report on Form 8-K, which will be disseminated no later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
This Offer is not conditioned upon the receipt of financing or a minimum number of Shares being properly tendered and not properly withdrawn. The Offer is, however, subject to a number of conditions. See Section 7—Conditions of the Offer.
Questions, requests for assistance and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and related Important Instructions and Information may be directed to the Company, by telephone at (571) 529-6390.
October 25, 2017

i

HOSPITALITY INVESTORS TRUST, INC.
SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the Letter of Transmittal and related Important Instructions and Information and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to Hospitality Investors Trust, Inc. (formerly known as American Realty Capital Hospitality Trust, Inc.), a Maryland corporation, and references to “you” refer to our stockholders.
What is the purpose of the Offer?
We are making this Offer in response to an unsolicited offer to stockholders (the “MacKenzie Offer”) commenced on October 23, 2017 by MacKenzie Realty Capital, Inc. (“MacKenzie”). In the MacKenzie Offer, MacKenzie is offering to purchase up to 300,000 Shares at a price of  $5.53 per Share in cash. The expiration date of the MacKenzie Offer is December 8, 2017 (unless extended).
You should be aware that the Company is not in any way affiliated with MacKenzie, and we believe that the MacKenzie Offer is not in the best interest of our stockholders. We believe that the MacKenzie Offer represents an opportunistic attempt to purchase Shares at a deeply discounted price and make a profit at the expense of stockholders who tender Shares in the MacKenzie Offer, who will, as a result, be deprived of the potential opportunity to realize the full long-term value of their investment in the Company. The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV. The Estimated Per-Share NAV calculation includes estimates of future property improvement plan (“PIP”) costs and the impact of taking guest rooms out of service while PIP work is pending, reflecting greater certainty as to the timing, scope and cost of PIP work due to the Company’s negotiations with the brands and expected availability of cash from the obligation of Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Brookfield Investor”) to purchase additional outstanding limited partner interests in our operating partnership, Hospitality Investors Trust Operating Partnership, L.P. (the “OP”), entitled “Class C Units” (the “Class C Units”) from us pursuant to our Securities Purchase, Voting and Standstill Agreement with the Brookfield Investor (the “SPA”). The impact of the PIP estimates on the calculation of the Estimated Per-Share NAV in future years is expected to diminish or be eliminated as PIP work is completed. It is currently anticipated that we will publish an updated Estimated Per-Share NAV on at least an annual basis. Therefore, we anticipate publishing our next Estimated Per-Share NAV on or before June 2018. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay. See Section 14—Certain Information About the Company—Lack of Public Trading Market; Estimate Value. After carefully evaluating the MacKenzie Offer, the Company’s board of directors and the Company strongly recommend that you reject the MacKenzie Offer and NOT tender your Shares.
More information about our recommendation with respect to the MacKenzie Offer is included in a letter to our stockholders dated October 25, 2017, a copy of which is being mailed to our stockholders and filed with the SEC as an exhibit to our Current Report on Form 8-K and Schedule TO filed on October 25, 2017, which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com.
We also understand that many of our stockholders desire immediate liquidity, and the Company’s board of directors also considered the needs of these stockholders and that it would be in their interests to provide an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. We understand that the options for our stockholders to sell their Shares are limited as Shares are not listed on a national securities exchange and there is no established trading market for Shares. While there is a secondary market for Shares, we believe the volume of those trades is small in relation to the number of Shares outstanding and that many of our stockholders who desire immediate liquidity do not consider secondary market transactions as a means to achieve liquidity. We are not currently offering any means to our stockholders to redeem Shares. The Company’s share repurchase program was terminated effective in April 2017, and we have no current plans to reinstate this share repurchase program on the same terms, or on other terms.
You should also be aware that the Offer will be accretive to those stockholders who do not participate in the Offer. These non-participants will automatically increase their relative percentage ownership interest in us and our future operations, including their share of the proceeds from any liquidity events that we may have in the future. For additional information, see Section 9—Certain Effects of the Offer. We believe that the continued execution of our hotel reinvestment program, primarily through the brand-mandated PIPs, which we anticipate substantially completing over the next two to three years, will maximize long-term value for our stockholders, position us for future success, and position us for a potential liquidity event for our investors. While it is our intention to achieve a liquidity event, there can be no assurance as to when or if we will ultimately be able to do so and as to the terms of any such liquidity event. For additional information regarding our long-term strategy, see Section 12—Plans and Proposals. Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure, assets and liabilities.
The Company’s board of directors believes that both the MacKenzie Offer price of  $5.53 per Share, and the Purchase Price of this Offer, which is $6.50 per Share, are well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent Estimated Per-Share NAV of  $13.20 per Share approved by the Company’s board of directors on June 19, 2017. The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV and the Purchase Price is 50.8% lower than Estimated Per-Share NAV. If not for the MacKenzie Offer, we would not be making this Offer. We are making this Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. This Offer is in no way intended to suggest that $6.50 per Share is the fair value of our Shares.
Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer.
The Company’s board of directors acknowledges that each stockholder must evaluate whether to tender his, her or its Shares in either this Offer or the MacKenzie Offer and that an individual stockholder may determine to tender based on, among other things, his, her or its individual liquidity needs. In addition, the Company’s board of directors believes that in making a decision as to whether to tender Shares in either this Offer or the MacKenzie Offer, each stockholder should keep in mind that (a) there can be no assurance that we will reinstate a share repurchase program, on the same terms as our prior share repurchase program, which was terminated effective April 2017, or on other terms, (b) we have the right to amend, extend or, upon certain specified conditions, terminate this Offer, and (c) there can be no assurance as to when or if we will ultimately achieve a liquidity event and as to the terms of any such liquidity event.
Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information, including the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2017, which describes the calculation of Estimated Per-Share NAV, and other filings made by the Company with the SEC, which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com. You are urged to discuss your decision with your tax advisor, financial advisor and/or custodian.
How was the size and price for this Offer established?
We established the maximum number of Shares that may be purchased in this Offer by matching the maximum number of Shares in the MacKenzie Offer (representing the 300,000 Shares contemplated by the MacKenzie Offer plus an additional amount to reflect the fact that MacKenzie may, in accordance with rules promulgated by the SEC, increase the number of Shares accepted for payment in the Offer by up to

2% of the outstanding Shares (i.e., approximately 800,000 additional shares) without amending or extending the MacKenzie Offer, rounded down slightly), and established the $6.50 per Share Purchase Price for this Offer by choosing a price that is higher than the MacKenzie Offer price in order to reduce greatly the risk that MacKenzie will be able to profit at our stockholders’ expense. We chose an offer size and price that we believe is likely to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value, but also considered other uses of our cash at this time given capital expenditure requirements, including PIPs, and our other liquidity requirements. We also believe that the Purchase Price is a price at which our stockholders desiring immediate liquidity might sell their Shares and within which we can make purchases that will constitute a prudent use of the Company’s financial resources. In addition, we took into account that our acquisition of Shares at the Purchase Price pursuant to this Offer would be accretive to stockholders who do not participate in the Offer.
Why does the Company strongly recommend rejection of its own tender offer?
The Company’s board of directors believes that both the MacKenzie Offer price of  $5.53 per Share, and the Purchase Price of this Offer, which is $6.50 per Share, are well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent Estimated Per-Share NAV of  $13.20 per Share approved by the Company’s board of directors on June 19, 2017. The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV and the Purchase Price is 50.8% lower than Estimated Per-Share NAV. If not for the MacKenzie Offer, we would not be making this Offer. We are making this Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. This Offer is in no way intended to suggest that $6.50 per Share is the fair value of our Shares.
Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer.
May I tender Shares in this Offer and the mini-tender offer by MacKenzie?
You may not tender the same Shares in this Offer and the MacKenzie Offer. If you tender Shares in this Offer, you must represent that the tendered Shares are not encumbered, including by any obligation to transfer them, and that when the Shares are accepted for payment by us, that we will acquire good, marketable and unencumbered title to the Shares.
To decline the MacKenzie Offer, stockholders should simply ignore it. Stockholders do not need to respond to the MacKenzie Offer. If you have tendered any Shares in the MacKenzie Offer and wish to tender those Shares in this Offer instead, you must properly withdraw those Shares from the MacKenzie Offer in accordance with the terms of offer materials you should expect to receive from MacKenzie, if you have not received them already, in order to properly tender your Shares in this Offer. Please review any materials you receive in the mail carefully to ensure that you are tendering your Shares in the offer of your choice. Any questions you may have may be directed to the Company by phone at (571) 529-6390. Stockholders may also contact their financial advisor for assistance.
What is the most recent estimated net asset value per Share?
On June 19, 2017, the Company’s board of directors approved an updated Estimated Per-Share NAV equal to $13.20 based on an estimated fair value of the Company’s assets less the estimated fair value of the Company’s liabilities, divided by 39,617,676 Shares outstanding on a fully diluted basis as of March 31, 2017. For a description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the Estimated Per-Share NAV, see the Company’s Current Report on Form 8-K dated June 19, 2017, which is incorporated herein by reference and can be found in the “Investor Relations – SEC Filings” section of the Company’s website, www.hitreit.com. See Section 14—Certain Information About the Company—Lack of Public Trading Market; Estimate Value.
The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV and the Purchase Price is 50.8% lower than Estimated Per-Share NAV. The Company’s board of directors believes that both the MacKenzie Offer price and the Purchase Price of this Offer are well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent Estimated Per-Share NAV. If not for the MacKenzie Offer, we would not be making this Offer. We are making this Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. This Offer is in no way intended to suggest that $6.50 per Share is the fair value of our Shares.
Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer.
Will stockholders pay a fee in connection with tendering their Shares?
No. Stockholders will not incur any fee, including any brokerage fee or commissions, in connection with tendering their Shares in the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply. See Section 2—Procedures for Tendering Shares.
What are the effects of the Offer?
The purchase of Shares pursuant to the Offer will be accretive to those stockholders who do not participate in the Offer, and will have the effect of increasing the proportionate interest in the Company and its future earnings of those stockholders. The 1,000,000 Shares we may purchase in the Offer represent 2.5% of the outstanding Shares as of September 30, 2017. Additionally, stockholders who tender all of their Shares will give up the opportunity to participate in any future benefits from owning Shares including, although we are not currently paying any dividends or distributions, the right to any future dividends or distributions that we may pay. The Purchase Price per Share paid to tendering stockholders may be less than the total amount which might otherwise be received by stockholders at a later date, and it is 50.8% lower than our current Estimated Per-Share NAV of  $13.20 per Share, published in June 2017. We anticipate publishing our next Estimated Per-Share NAV on or before June 2018. Because the Purchase Price is less than our current Estimated Per-Share NAV, the purchase of Shares in the Offer is expected to have a positive impact on the next published Estimated Per-Share NAV. Based on the assumptions used in calculating our current Estimated Per-Share NAV as of March 31, 2017, if the purchase by the Company of 1,000,000 Shares at the Purchase Price had occurred on March 31, 2017, such Estimated Per-Share NAV would have increased to $13.37 per Share. Estimated Per-Share NAV is subject to limitations as a measurement of value, and stockholders should not rely on the Estimated Per-Share NAV in making a decision to buy or sell Shares, including a decision to tender in the Offer. See Section 14—Certain Information About the Company—Lack of Public Trading Market; Estimated Value for further information.
The purchase of Shares pursuant to the Offer will also have the effect of decreasing our cash available for other purposes.
Another effect of the Offer will be to increase the percentage voting control of the Company represented by the Class C Units currently held by the Brookfield Investor upon the conversion and redemption of such Class C Units for Shares. See Section 14—Certain Information About the Company—Beneficial Ownership of Shares by Directors, Officers and Brookfield Persons for further information about the securities beneficially owned by the Brookfield Investor.
How many Shares will the Company purchase and what will be the purchase price and form of payment?
We are offering to purchase up to 1,000,000 Shares in the Offer at the Purchase Price of  $6.50 per Share, or $6.5 million of Shares, net to the seller in cash less the withholding of any applicable taxes and without interest, In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. As of September 30, 2017, there were 39,618,833 Shares issued and outstanding. Accordingly, this could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 800,000 Shares.

We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with Computershare, in its capacity as the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Computershare, in its capacity as Depositary, of a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal.
Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 1—Price; Number of Shares; Expiration Date; Proration, Section 2—Procedures for Tendering Shares, and Section 7—Conditions of the Offer.
What if stockholders tender more than 1,000,000 Shares?
If more than 1,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis.
In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 800,000 Shares.
If we are required to pro rate, the Depositary will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (except for stockholders who tendered Shares conditionally for which the condition was not satisfied).
Only if necessary to permit us to purchase 1,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all their Shares and not properly withdrawn such Shares before the Expiration Date.
Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the conditional tender provisions, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five (5) business days after the Expiration Date. The preliminary results of any proration will be announced by press release or other public announcement such as a Current Report on Form 8-K, as promptly as practicable after the Expiration Date.
Because of the proration and conditional tender provisions described in this Offer to Purchase, it is possible that we will not purchase all the Shares that you tender. If the Offer is oversubscribed, except for stockholders who tendered Shares conditionally for which the condition was not satisfied, the amount we purchase from you will be prorated. The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Shares as they appear on our stockholder list. For more information, see Section 1—Price; Number of Shares; Expiration Date; Proration.
How do I tender Shares that are registered in my name?
If you would like us to purchase your Shares or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal enclosed according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare, in its capacity as the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal.
Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before 5:00 p.m., New York City Time, on December 11, 2017. See Section 2—Procedures for Tendering Shares. We have not provided for and will not accept Shares tendered via guaranteed delivery or hand delivery.
How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary (Computershare). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted and such signature must be affixed with a medallion guarantee. See Section 2—Procedures for Tendering Shares. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.
Will I be notified of any defects in the documents I submit?
To the extent practicable, the Company and Computershare will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Computershare or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. Such notice will be sent by U.S. mail, and may not be received by you in time to enable you to correct the defect, so we urge that you closely follow all instructions and avoid non-conforming tenders altogether. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. It is the risk and responsibility of a tendering stockholder to ensure the proper completion and timely delivery of all materials necessary to properly tender their Shares. Therefore, we encourage you to carefully complete their tender materials and submit them as early as possible after you have considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in your tender. See Section 2—Procedures for Tendering Shares.
What will happen to my fractional Shares in connection with the Offer?
If you are tendering all of your Shares and the Offer is not over-subscribed, we will purchase all such Shares properly tendered, including any fractional Share pursuant to the terms and subject to the conditions of the Offer. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, your fractional Shares will be subject to proration on the same basis as your other Shares.
What is the accounting treatment of the Offer for the Company?
The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and reduce total cash to fund the Purchase Price.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?
We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7—Conditions of the Offer and Section 16—Certain Legal Matters; Regulatory Approvals.
Are there any other approvals required to obtained in connection with the Offer?
We are subject to certain restrictions (collectively referred to as the “Brookfield Approval Rights”), whereby we are restricted, subject to certain exceptions and conditions, from taking certain actions, including repurchasing Shares, without obtaining prior approval of  (i) at least one of the two directors (each, a “Redeemable Preferred Director”) elected to the Company’s board of directors by the Brookfield Investor pursuant to its rights as the holder of the sole outstanding share of our series of preferred stock designated as the Redeemable Preferred Share, par value $0.01 per share (the “Redeemable Preferred Share”), and (ii) the majority of the Class C Units, all of which are currently held by the Brookfield Investor.
We have obtained the prior approval of the Offer required by the Brookfield Approval Rights.
More information about the Brookfield Approval Rights and the terms of the Redeemable Preferred Share and the Class C Units, as well as our relationship with the Brookfield Investor and related transactions, is included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2017 and the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2017, both of which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com, as well as other filings by the Company with the SEC which are similarly incorporated by reference and available.
Will you offer to purchase Shares in response to unsolicited tender offers in the future or reinstate the Company’s share repurchase program?
Subject to the Brookfield Approval Rights, the Company may in the future make additional offers to purchase Shares from stockholders in response to unsolicited tender offers, if the Company’s board of directors decides that such an offer is advisable for the same reasons as this Offer or for other unrelated reasons.
The Company’s share repurchase program was terminated effective in April 2017, and we have no current plans to reinstate this share repurchase program on the same terms, or on other terms.
Subject to the Brookfield Approval Rights, we do reserve the right to reinstate a share repurchase program or commence an additional tender offer or offers for our Shares following the Expiration Date. Any such reinstatement or tender offer will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under the share repurchase program or pursuant to additional tender offers would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There is no assurance that we will reinstate the Company’s share repurchase program or commence an additional tender offer or offers following the Expiration Date of the Offer. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of termination of the Offer. See Section 12—Plans and Proposals.

Must I tender all of my Shares to participate in the Offer?
No. You may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 3—Amount of Tenders.
Can I make a conditional tender?
Yes. Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. See Section 6—Conditional Tender of Shares.
When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?
You may tender your Shares until the Offer expires at 5:00 p.m., New York City Time, on December 11, 2017. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will issue a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 8—Extension of the Offer; Termination; Amendment.
Will there be any tax consequences to me if I tender my Shares?
Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See Section 17—Material U.S Federal Income Tax Consequences.
May I withdraw my tendered Shares?
Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Date. To withdraw your tendered Shares, you must properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Please note that a Withdrawal Letter delivered via a method of delivery other than U.S. mail or overnight courier service will not be accepted. See Section 4—Withdrawal Rights.
How will the Company pay for the Shares?
Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $6.5 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2%, the dollar value of the Offer would increase by up to approximately $5.2 million. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $7.0 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on hand.
Following our acceptance of Shares for payment, we will deposit the aggregate Purchase Price for all purchased Shares with Computershare, the Depositary for the Offer, which will act as your agent for the purpose of receiving payment for your Shares. Our deposit of the aggregate Purchase Price (less any withholding of applicable taxes) with Computershare will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment should look to Computershare to obtain payment for such Shares. See Section 5—Purchase and Payment for Tendered Shares and Section 13—Source and Amount of Funds.
What are the most significant conditions to the Offer?
Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:

•
there is no threatened or pending action, suit or proceeding by any third party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

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challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares contemplated to be acquired pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

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in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;

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makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer; or

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materially impairs the contemplated benefits to us of the Offer;

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there has not occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

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any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

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the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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a change in the tax law or regulations, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

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in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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no tender or exchange offer for any or all Shares (other than the Offer and the MacKenzie Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed, and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

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no entity, no “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

•
except for the Brookfield Investor, no entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares;

•
no new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
no action has been taken and no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

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could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

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otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

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no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•
no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms not satisfactory to us in our reasonable discretion; or

•
we shall not have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to become eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust for U.S. federal income tax purposes (a “REIT”), we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:
•
terminate the Offer and return all tendered Shares to the tendering stockholders,

•
extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended,

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date, or

•
delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned upon on any minimum number of Shares being tendered. See Section 7—Conditions of the Offer.

May you extend, amend or terminate the offer?
Yes, we may extend, amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See Section 8—Extension of the Offer; Termination; Amendment.
Has the Company or its board of directors adopted a position on the Offer?
The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV and the Purchase Price is 50.8% lower than Estimated Per-Share NAV. The Company’s board of directors believes that both the MacKenzie Offer price and the Purchase Price of this Offer are well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent Estimated Per-Share NAV. We are making this Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. This Offer is in no way intended to suggest that $6.50 per Share is the fair value of our Shares.
Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer. In addition, neither Computershare, in its capacity as Depositary, Georgeson, in its capacity as Information Agent, or any of their respective affiliates, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering his, her or its Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information, including the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2017, which describes the calculation of Estimated Per-Share NAV, and other filings made by the Company with the SEC, which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com. See Section 18—Recommendation.
Do the Company’s directors or executive officers intend to tender their Shares in the Offer?
We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer.
Whom do I contact if I have questions about the Offer?
Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Company by phone at (571) 529-6390 or by mail at 450 Park Avenue, Suite 1400, New York, New York 10022. The Company will promptly furnish to stockholders additional copies of the materials at its own expense. Stockholders may also contact their financial advisor for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this Offer to Purchase, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position and our business outlook, business trends and other information are forward-looking statements. When used in this Offer to Purchase, the words “estimate”, “anticipate”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “seek”, “approximately” or “plan”, or the negative of these words and phrases, or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.
Forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase. Such risks, uncertainties and other important factors include, among others, the risks and uncertainties described under the Risk Factors included in the Company’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of this Offer to Purchase. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

THE OFFER
1.
Price; Number of Shares; Expiration Date; Proration

Subject to the terms and conditions of the Offer, we will purchase for cash up to 1,000,000 Shares which are properly tendered and not properly withdrawn prior to the Expiration Date at the Purchase Price of  $6.50 per Share, or $6.5 million of Shares. We reserve the right to extend the Offer. See Section 8—Extension of the Offer; Termination; Amendment. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. As of September 30, 2017, there were 39,618,833 Shares issued and outstanding. Accordingly, this could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 800,000 Shares.
We are making this Offer in response to the MacKenzie Offer, an unsolicited offer to stockholders to purchase up to 300,000 Shares at a price of  $5.53 per Share in cash. We believe that the MacKenzie Offer is not in the best interest of our stockholders and that the MacKenzie Offer represents an opportunistic attempt to purchase Shares at a deeply discounted price and make a profit at the expense of stockholders who tender Shares in the MacKenzie Offer, who will, as a result, be deprived of the potential opportunity to realize the full long-term value of their investment in the Company. After carefully evaluating the MacKenzie Offer, the Company’s board of directors and the Company strongly recommend that you reject the MacKenzie Offer and NOT tender your Shares.
We also understand that many of our stockholders desire immediate liquidity, and the Company’s board of directors also considered the needs of these stockholders and that it would be in their interests to provide an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. We understand that the options for our stockholders to sell their Shares are limited as Shares are not listed on a national securities exchange and there is no established trading market for Shares. While there is a secondary market for Shares, we believe the value of those trades is small in relation to the number of Shares outstanding and that many of our stockholders who desire immediate liquidity do not consider secondary market transactions as a means to achieve liquidity. We are not currently offering any means to our stockholders to redeem Shares. The Company’s share repurchase program was terminated effective in April 2017, and we have no current plans to reinstate this share repurchase program on the same terms, or on other terms.
You should also be aware that the Offer will be accretive to those stockholders who do not participate in the Offer. These non-participants will automatically increase their relative percentage ownership interest in us and our future operations, including their share of the proceeds from any liquidity events that we may have in the future. For additional information, see Section 9—Certain Effects of the Offer. We believe that the continued execution of our hotel reinvestment program, primarily through the brand-mandated PIPs, which we anticipate substantially completing over the next two to three years, will maximize long-term value for our stockholders, position us for future success, and position us for a potential liquidity event for our investors. While it is our intention to achieve a liquidity event, there can be no assurance as to when or if we will ultimately be able to do so and as to the terms of any such liquidity event. For additional information regarding our long-term strategy, see Section 12—Plans and Proposals. Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure, assets and liabilities.
The Company’s board of directors believes that both the MacKenzie Offer price of  $5.53 per Share, and the Purchase Price of this Offer, which is $6.50 per Share, are well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent Estimated Per-Share NAV of  $13.20 per Share approved by the Company’s board of directors on June 19, 2017. The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV and the Purchase Price is 50.8% lower than Estimated Per-Share NAV. If not for the MacKenzie Offer, we would not be making this Offer. We are making this Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. This Offer is in no way intended to suggest that $6.50 per Share is the fair value of our Shares.

Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names, or the names of whose nominees, appear on the Company’s stockholder list. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted and such signature must be affixed with a medallion guarantee.
The Company’s board of directors acknowledges that each stockholder must evaluate whether to tender his, her or its Shares in either this Offer or the MacKenzie Offer and that an individual stockholder may determine to tender based on, among other things, his, her or its individual liquidity needs. In addition, the Company’s board of directors believes that in making a decision as to whether to tender Shares in either this Offer or the MacKenzie Offer, each stockholder should keep in mind that (a) there can be no assurance that we will reinstate a share repurchase program, on the same terms as our prior share repurchase program, which was terminated effective April 2017, or on other terms, (b) we have the right to amend, extend or, upon certain specified conditions, terminate this Offer, and (c) there can be no assurance as to when or if we will ultimately achieve a liquidity event and as to the terms of any such liquidity event.
Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information, including the filings made by the Company with the SEC, which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com. You are urged to discuss your decision with your tax advisor, financial advisor and/or custodian.
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 7—Conditions of the Offer.
Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 7—Conditions of the Offer prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Any extension, amendment, waiver of a condition or termination will be followed as promptly as practicable by public notice consistent with the requirements of the SEC. In the case of an extension of the Offer, we will disseminate a press release or other public announcement, such as a Current Report on Form 8-K, no later than 9:00 a.m., New York City Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
If we (i) increase or decrease the Purchase Price, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of the increase or decrease is first published, sent or given.
The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).
If more than 1,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 800,000 Shares.
If we are required to pro rate, the Depositary will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (except for stockholders who tendered Shares conditionally for which the condition was not satisfied).
Only if necessary to permit us to purchase 1,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all their shares and not properly withdrawn such Shares before the Expiration Date.
Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the conditional tender procedures described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five (5) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.
2.
Procedures for Tendering Shares

The procedures required to tender your Shares in the Offer depend on how you hold your Shares.
If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary (Computershare) at the appropriate address in the “Important Instructions and Information” page accompanying the Letter of Transmittal.
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN (SUCH AS AN IRA ACCOUNT) OR OTHER NOMINEE MUST NOT DELIVER A LETTER OF TRANSMITTAL DIRECTLY TO THE DEPOSITARY (COMPUTERSHARE). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. Such stockholders are urged to consult such broker, dealer, commercial bank, trust company, custodian or other nominee as soon as possible if they wish to tender Shares.
If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. Any notice of non-conformance will be sent to the stockholder and not to the broker, dealer, commercial bank, trust company, custodian or nominee.
Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the

Letter of Transmittal are those set forth in the Letter of Transmittal and the Important Instructions and Information. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 5:00 p.m., New York City Time, on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should indicate in the box captioned “Conditional Tender” on the Letter of Transmittal. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes, and we cannot assure you that sale or exchange treatment will be available. Stockholders should consult their financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6—Conditional Tender of Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any other documents required by the Letter of Transmittal.
Signature Guarantees and Method of Delivery.   If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted and such signature must be affixed with a medallion guarantee. No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the Shares tendered; or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.
U.S. Federal Backup Withholding.   Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 17—Material U.S. Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to the Depositary should complete and sign an IRS Form W-9 (which may be obtained on the IRS website (www.irs.gov)) so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding. If a U.S. stockholder does not provide the Depositary with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.

Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.
For a more complete discussion of material U.S. federal income tax consequences related to the Offer, see Section 17—Material U.S. Federal Income Tax Consequences.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and Computershare will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Computershare or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter sent through the U.S. mail. We strongly encourage you to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Date to correct any defects or irregularities in the materials you provide to us.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.    Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others, may directly or indirectly, tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
3.
Amount of Tenders

Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his, her or its Shares to us regardless of when the stockholder first purchased the Shares.
4.
Withdrawal Rights

Stockholders may withdraw Shares tendered at any time prior to 5:00 p.m., New York City Time, on the Expiration Date. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time on or after December 11, 2017, if their Shares have not been accepted for payment prior to that time.

For withdrawal to be effective, a Withdrawal Letter must be sent by mail or overnight courier service and timely received by the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be tendered again by following one of the procedures described in Section 2—Procedures for Tendering Shares at any time before the Expiration Date.
The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering Holder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
5.
Purchase and Payment for Tendered Shares

Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment up to 1,000,000 Shares at the Purchase Price of  $6.50 per Share, or $6.5 million of Shares, that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of tendered Shares for payment.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
If we are required to pro rate, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least five (5) business days after the Expiration Date. All Shares tendered and not purchased, including all Shares not purchased due to proration, will be returned to the tendering stockholders.
Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to the satisfaction or waiver of certain conditions prior to the Expiration Date. See Section 7—Conditions of the Offer.
In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. As of September 30, 2017, there were 39,618,833 Shares issued and outstanding. Accordingly, this could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 800,000 Shares.
If more than 1,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law) are duly tendered prior to 5:00 p.m., New York City time, on the Expiration Date and proration is required as described under Section 1—Price; Number of Shares; Expiration Date; Proration, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.
Our deposit of the aggregate purchase price with Computershare (less any withholding of applicable taxes) will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment should look to Computershare to obtain payment for such Shares.

6.
Conditional Tender of Shares

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration. As discussed in Section 17—Material U.S. Income Tax Consequences, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from him, her of it if any Shares are to be purchased. After the Expiration Date, if more than 1,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate number of Shares to be purchased to fall below 1,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.
7.
Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:
•
any threatened or pending action, suit or proceeding by any third-party including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares contemplated to be acquired pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

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in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares tendered pursuant to the Offer;

•
makes our purchase of, or payment for, some or all of the Shares tendered pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer; or

•
materially impairs the contemplated benefits to us of the Offer;

•
there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

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any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

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the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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a change in the tax law or regulations, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

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in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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a tender or exchange offer for any or all Shares (other than the Offer and the MacKenzie Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•
we learn that:

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any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC;

•
except for the Brookfield Investor, any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

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any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

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any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

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indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

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could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

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otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

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any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer;

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any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

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we shall have determined that the consummation of the Offer and the purchase of the tendered Shares may cause the Shares to become eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:
•
terminate the Offer and return all tendered Shares to the tendering stockholders,

•
extend the Offer and, subject to withdrawal rights as set forth in Section 4—Withdrawal Rights, retain all of the Shares until the expiration of the Offer as so extended,

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date, or

•
delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.
8.
Extension of the Offer; Termination; Amendment

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his, her or its Shares. In the case of an extension, the public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7—Conditions of the Offer by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7—Conditions of the Offer have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Purchase Price or by increasing or decreasing the aggregate value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time prior to the Expiration Date by public announcement thereof.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a condition of the Offer, we will extend the Offer to the extent required by applicable law.
SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage or number of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•
we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares that may be purchased in the Offer, and, in the event of an increase in the number of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 8—Extension of the Offer; Term; Amendment, then we will extend the Offer to the tenth (10th) business day following the date such notice is first publicly announced.
Any public announcement made pursuant to the Offer will be made as promptly as practicable in a manner reasonably designed to inform stockholders of the change and in compliance with applicable law. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. We will not be required to amend or extend the Offer if the increase in the value of Shares purchased in the Offer does not cause the number of additional Shares purchased to exceed 2% of the outstanding Shares.
9.
Certain Effects of the Offer

The purchase of Shares pursuant to the Offer will be accretive to those stockholders who do not participate in the Offer, and will have the effect of increasing the proportionate interest in the Company and its future earnings of those stockholders. The 1,000,000 Shares we may purchase in the Offer represent 2.5% of the outstanding Shares as of September 30, 2017. Additionally, stockholders who tender all of their Shares will give up the opportunity to participate in any future benefits from owning Shares including, although we are not currently paying any dividends or distributions, the right to any future dividends or distributions that we may pay. The Purchase Price per Share paid to tendering stockholders may be less than the total amount which might otherwise be received by stockholders at a later date, and it is 50.8% lower than our current Estimated Per-Share NAV of  $13.20 per Share, published in June 2017. We anticipate publishing our next Estimated Per-Share NAV on or before June 2018. Because the Purchase Price is less than our current Estimated Per-Share NAV, the purchase of Shares in the Offer is expected to have a positive impact on the next published Estimated Per-Share NAV. Based on the assumptions used in calculating our current Estimated Per-Share NAV as of March 31, 2017, if the purchase of 1,000,000 Shares at the Purchase Price had occurred on March 31, 2017, such Estimated Per-Share NAV would have increased to $13.37 per Share. Estimated Per-Share NAV is subject to limitations as a measurement of value, and stockholders should not rely on the Estimated Per-Share NAV in making a decision to buy or sell Shares, including a decision to tender in the Offer. See Section 14—Certain Information About the Company —Lack of Public Trading Market; Estimated Value for further information.
The purchase of Shares pursuant to the Offer will also have the effect of decreasing our cash available for other purposes.
Another effect of the Offer will be to increase the percentage voting control of the Company represented by the Class C Units currently held by the Brookfield Investor upon the conversion and redemption of such Class C Units for Shares. Under the amended and restated limited partnership agreement of the OP (the “A&R LPA”), Class C Units are convertible into limited partner interests in the OP entitled “OP Units” (the “OP Units”) based on an initial conversion price of  $14.75, subject to anti-dilution and other adjustments upon the occurrence of certain events and transactions (which would not include the purchase of Shares by the Company in the Offer), and OP Units, in turn, are generally redeemable for Shares on a one-for-one-basis or the cash value of a corresponding number of Shares, at the Company’s election, in accordance with the terms of the A&R LPA. As of the date hereof, the Brookfield Investor owns all 9,387,935.02 issued and outstanding Class C Units. Giving effect to the cancellation and retirement of 1,000,000 Shares purchased by the Company in the Offer and assuming the immediate conversion of all 9,387,935.02 Class C Units currently held by the Brookfield Investor into OP Units that are subsequently redeemed for Shares, the percentage of the voting power of Shares held by the Brookfield Investor would increase from 19.17% to 19.57%.
Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.
We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, buy or sell Shares from time to time at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.
10.
Treatment of Fractional Shares

If you are tendering all of your Shares and the Offer is not over-subscribed, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share on the Company’s stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, your fractional Shares will be subject to proration on the same basis as your other Shares.
11.
Use of Securities Acquired

We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued Shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.
12.
Plans and Proposals

Except as described or incorporated by reference herein, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following:

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an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

•
any material change in our present dividend rate or policy, or indebtedness or capitalization of the Company;

•
any other change in our present board of directors or management;

•
any other material change in our corporate structure or business;

•
our Shares becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•
suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of our securities, other than pursuant to our stock based compensation plans as described below; or

•
any changes to our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

We have primarily acquired lodging properties in the midscale limited service, extended stay and select-service segments within the hospitality sector in secondary markets with strong demand generators. We intend to continue to execute on our hotel reinvestment program, primarily through the brand-mandated PIPs, which we anticipate substantially completing over the next two to three years. We believe that execution of our PIP program will maximize long-term value for our stockholders, position us for future success, and position us for a potential liquidity event for our investors. Subject to having adequate capital to do so and the Brookfield Approval Rights, including the requirement that at least one Redeemable Preferred Director approve the annual business plan (including the annual operating and capital budget) required under the terms of the Redeemable Preferred Share, we also intend to continue pursuing the acquisition of hotels in these asset classes.
From time to time, as part of our long-term corporate goal of enhancing stockholder value, we have explored, and may continue to explore, potential strategic transactions and ways to create liquidity for our stockholders. We currently have no definitive plan or proposal to conduct any specific strategic transaction. We may decide to engage in one or more such transactions in the future, if, among other things, the Company’s board of directors determines that any such transactions are in the best interest of the Company and market conditions are favorable. Stockholders whose Shares are purchased in the Offer will not benefit from any appreciation in the value of those Shares that would have occurred as a result of any such potential future event. There is no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by us or our stockholders from any such transaction. The form, likelihood of execution and the timing of any potential strategic transaction are difficult to predict and are subject to a number of known and unknown risks. See our “Forward-Looking Statements” above for further discussion of these difficulties and risks.
13.
Source and Amount of Funds

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $6.5 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2%, the dollar value of the Offer would increase by up to approximately $5.2 million. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $7.0 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on hand.
As of September 30, 2017, we had approximately $70.3 million in cash on hand (not including restricted cash). We do not have any alternative financing arrangement or alternative financing plans.

14.
Certain Information About the Company

Our Business and State of Incorporation.   We were incorporated in July 2013 as a Maryland corporation and have elected to be taxed beginning with the taxable year ended December 31, 2014, and currently qualify, as a REIT. The mailing address of our principal executive officers is 450 Park Avenue, 14th Floor, New York, New York 10022 and the phone number is (571) 529-6390.
We were formed primarily to acquire lodging properties in the midscale limited service, extended stay, select service, upscale select service, and upper upscale full service segments within the hospitality sector. At the initial closing, under the SPA in March 2017, concurrently with the initial issuance of Class C Units and the Redeemable Preferred Share to the Brookfield Investor, the Company changed its name from American Realty Capital Hospitality Trust, Inc. to Hospitality Investors Trust, Inc. and the name of the OP from American Realty Capital Hospitality Operating Partnership, L.P. to Hospitality Investors Trust Operating Partnership, L.P. and completed various other actions required to effect our transition from external management to self-management.
Lack of Public Trading Market; Estimated Value.   Shares are not listed on a national securities exchange, and there is no established trading market for Shares. Thus, there are no historical trading prices for the Shares. On June 19, 2017, the Company’s board of directors approved an updated Estimated Per-Share NAV equal to $13.20 based on an estimated fair value of the Company’s assets less the estimated fair value of the Company’s liabilities, divided by 39,617,676 Shares outstanding on a fully diluted basis as of March 31, 2017.
The Company’s board of directors believes that both the MacKenzie Offer price of  $5.53 per Share, and the Purchase Price of this Offer, which is $6.50 per Share, are well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent Estimated Per-Share NAV of $13.20 per Share approved by the Company’s board of directors on June 19, 2017. The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV and the Purchase Price is 50.8% lower than Estimated Per-Share NAV. If not for the MacKenzie Offer, we would not be making this Offer. We are making this Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. This Offer is in no way intended to suggest that $6.50 per Share is the fair value of our Shares.
Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer.
The Estimated Per-Share NAV takes into consideration appraisals of the Company’s 141 real estate assets (the “Real Estate Assets”) owned as of March 31, 2017, performed by an independent valuation firm and is in accordance with the valuation guidelines previously established by the Company’s board of directors. Consistent with the Company’s valuation guidelines, the Company engaged a nationally recognized independent third-party advisor (the “Valuation Firm”), to perform appraisals of the Company’s Real Estate Assets, and provide a valuation range of each Real Estate Asset. In addition, the Valuation Firm assisted the Company with determining the appropriateness of other assets and liabilities included in the Estimated Per-Share NAV. The Company believes that the method used to establish the Estimated Per-Share NAV is the methodology most commonly used by non-listed REITs to establish an estimated per-share net asset value. The Company also believes that the assumptions used to estimate the value of the Real Estate Assets are within the ranges used by market participants buying and selling similar properties, assuming a willing buyer and a willing seller, neither being under any compulsion to buy or to sell. As with any methodology used to estimate value, the methodologies employed to value the Real Estate Assets by the Valuation Firm were based upon a number of estimates and assumptions that may not be accurate or complete, including estimates and assumptions such as comparable sales, revenue and operating expense data, capitalization or discount rates, and projections of future revenues and expenses.
For a full description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the Estimated Per-Share NAV, see the Company’s Current Report on Form 8-K filed with the SEC June 19, 2017, which is incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com. The

Estimated Per-Share NAV calculation includes estimates of future PIP costs and the impact of taking guest rooms out of service while PIP work is pending, reflecting greater certainty as to the timing, scope and cost of PIP work due to the Company’s negotiations with the brands and expected availability of cash from the obligation of the Brookfield Investor to purchase additional Class C Units from us pursuant to the SPA. The impact of the PIP estimates on the calculation of the Estimated Per-Share NAV in future years is expected to diminish or be eliminated as PIP work is completed.
Based on the assumptions used in calculating our current Estimated Per-Share NAV as of March 31, 2017, if the purchase by the Company of 1,000,000 Shares at the Purchase Price had occurred on March 31, 2017, such Estimated Per-Share NAV would have increased to $13.37 per Share. Notwithstanding the foregoing, the Company does not expect to publish an update to Estimated Per-Share NAV after the Offer or the MacKenzie Offer is completed, regardless of how many Shares are purchased. Estimated Per-Share NAV was calculated as of a specific date, and the value of Shares will fluctuate over time as a result of many factors other than the completion of the Offer, including, among other things, developments related to individual assets, changes in the real estate and capital markets, including changes in interest rates, completion or commencement of capital improvements related to individual assets, including PIPs, and acquisitions or dispositions of assets and the distribution of proceeds from the sale of real estate to stockholders. Estimated Per-Share NAV is also subject to other limitations and does not represent: (i) the price at which Shares would trade at on a national securities exchange, (ii) the amount a stockholder would obtain if he or she tried to sell his, her or its Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Accordingly, with respect to the Estimated Per-Share NAV, the Company can give no assurance that:
•
a stockholder would be able to resell his, her or its Shares at Estimated Per-Share NAV;

•
a stockholder would ultimately realize distributions per Share equal to Estimated Per-Share NAV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•
the Shares would trade at a price equal to or greater than Estimated Per-Share NAV if they were listed on a national securities exchange; or

•
the methodology used to establish the Estimated Per-Share NAV would be acceptable to the Financial Industry Regulatory Authority for use on customer account statements, or that the Estimated Per-Share NAV will satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

Stockholders should not rely on the Estimated Per-Share NAV in making a decision to buy or sell Shares, including a decision to tender in the Offer.
The Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer. In addition, neither Computershare, in its capacity as Depositary, Georgeson, in its capacity as Information Agent, or any of their respective affiliates, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering his, her or its Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information, including the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2017, which describes the calculation of Estimated Per-Share NAV, and other filings made by the Company with the SEC, which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com. You are urged to discuss your decision with your tax advisor, financial advisor and/or custodian.
Distributions.   On February 3, 2014 the Company’s board of directors declared distributions payable to stockholders of record each day during the applicable month at a rate equal to $0.0046575343 per day (or $0.0046448087 if a 366-day year), or $1.70 per annum, per Share. The first distribution was paid in May 2014 to holders of record in April 2014.

In March 2016, the Company’s board of directors changed the distribution policy, such that distributions paid with respect to April 2016 were paid in Shares instead of cash to all stockholders, and not at the election of each stockholder. Accordingly, we paid a cash distribution to stockholders of record each day during the quarter ended March 31, 2016, but distributions for any subsequent periods were paid in Shares. Distributions for the quarter ended June 30, 2016 were paid in Shares in an amount equivalent to $1.70 per annum, divided by $23.75.
On July 1, 2016, in connection with its initial determination of Estimated Per-Share NAV, which was $21.48 as of March 31, 2016, the Company’s board of directors revised the amount of the distribution to $1.46064 per share per annum, equivalent to a 6.80% annual rate based on the Estimated Per-Share NAV, automatically adjusting if and when we publish an updated Estimated Per-Share NAV. Distributions for the period from July 1, 2016 to December 31, 2016 were paid in Shares in an amount equal to 0.000185792 per Share per day, or $1.46064 per annum, divided by $21.48.
On January 13, 2017, in connection with our entry into the SPA, we suspended paying distributions to our stockholders entirely and suspended the Company’s Distribution Reinvestment Plan (the “DRIP”) under which our stockholders could elect to have their cash distributions reinvested in additional Shares. Shares are only issued pursuant to our DRIP in connection with distributions paid in cash, and no additional Shares were issued under the DRIP following the change in distribution policy whereby we commenced paying distributions in Shares instead of cash.
Pursuant to the terms of the Redeemable Preferred Share, prior approval of at least one of the Redeemable Preferred Directors is required before we can declare or pay any distributions or dividends to common stockholders, except for cash distributions equal to or less than $0.525 per annum per Share, and, pursuant to the A&R LPA, prior approval of the majority of the then outstanding Class C Units is required before we can declare or pay any distributions or dividends with respect to OP Units (each of which correspond to one Share), except for cash distributions equal to or less than $0.525 per annum per OP Unit. There can be no assurance that we will resume paying distributions in cash or Shares or be able to pay distributions in cash in the future. Our ability to make future cash distributions will depend on our future cash flows and may be dependent on our ability to obtain additional liquidity, which may not be available on favorable terms, or at all.
Commencing on March 31, 2017, the date of the initial issuance of Class C Units, holders of Class C Units are entitled to receive, with respect to each Class C Unit, fixed, quarterly cumulative cash distributions at a rate of 7.50% per annum from legally available funds. If we fail to pay these cash distributions when due, the per annum rate will increase to 10% until all accrued and unpaid distributions required to be paid in cash are reduced to zero.
Holders of Class C Units are also entitled to receive, with respect to each Class C Unit, a fixed, quarterly, cumulative distribution payable in Class C Units at a rate of 5% per annum (“PIK Distributions”). Upon our failure to redeem the Brookfield Investor when required to do so pursuant to the A&R LPA, the 5% per annum PIK Distribution rate will increase to a per annum rate of 7.50%, and would further increase by 1.25% per annum for the next four quarterly periods thereafter, up to a maximum per annum rate of 12.5%.
The number of Class C Units delivered in respect of the PIK Distributions on any distribution payment date will be equal to the number obtained by dividing the amount of PIK Distribution by the conversion price applicable with respect to Class C Units, which was $14.75. This conversion price is subject to anti-dilution and other adjustments upon the occurrence of certain events and transactions.
The holders of Class C Units are also entitled to tax distributions under the certain limited circumstances described in the A&R LPA.
For the period from our inception in July 2013 through May 2016, when we commenced paying distributions in Shares, we paid distributions in cash, all of which were funded with proceeds from our initial public offering of Shares, which was suspended in November 2015 and terminated in accordance with its terms in January 2017, and proceeds realized from the sale of Shares issued pursuant to our DRIP.

The below table shows the total distributions paid on shares outstanding in cash and Shares since January 2015 (in thousands).
Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid and Not Reinvested under DRIP	Amount Paid and Reinvested under DRIP	Issuance of Shares for Distributions
January 4, 2015	9,441	$718	$647	—
February 2, 2015	10,888	$823	$749	—
March 2, 2015	12,755	$869	$799	—
April 1, 2015	15,367	$1,150	$1,072	—
May 2, 2015	18,235	$1,334	$1,221	—
June 1, 2015	21,216	$1,591	$1,478	—
July 1, 2015	23,880	$1,716	$1,621	—
August 3, 2015	26,063	$1,914	$1,848	—
September 1, 2015	27,904	$2,049	$1,982	—
October 1, 2015	29,670	$2,107	$2,040	—
November 2, 2015	35,305	$2,359	$2,281	—
December 1, 2015	36,202	$2,523	$2,411	—
January 4, 2016	36,414	$2,780	$2,448	—
February 2, 2016	36,530	$2,855	$2,393	—
March 1, 2016	36,627	$2,688	$2,233	—
April 1, 2016	36,728	$2,880	$2,394	—
May 2, 2016	36,936	$3	—	$5,118(2)
June 1, 2016	37,167	—	—	$5,318(3)
July 1, 2016	37,392	—	—	$5,176(4)
August 1, 2016	37,614	—	—	$4,626(5)
September 1, 2016	37,834	—	—	$4,657(6)
October 1, 2016	38,043	—	—	$4,528(7)
November 1, 2016	38,266	—	—	$4,706(8)
December 1, 2016	38,482	—	—	$4,585(9)
January 4, 2017	38,707	—	—	$4,765(10)
February 2, 2017	38,801	—	—	$2,014(11)

(1)
Represents the weighted average shares outstanding for the period related to the respective payment date

(2)
Represents 215,481 Shares valued at $23.75 per Share

(3)
Represents 223,939 Shares valued at $23.75 per Share

(4)
Represents 217,946 Shares valued at $23.75 per Share

(5)
Represents 215,323 Shares valued at $21.48 per Share

(6)
Represents 216,616 Shares valued at $21.48 per Share and 151 Shares valued at $23.75 per Share

(7)
Represents 210,824 Shares valued at $21.48 per Share

(8)
Represents 219,083 Shares valued at $21.48 per Share

(9)
Represents 213,460 Shares valued at $21.48 per Share

(10)
Represents 221,833 Shares valued at $21.48 per Share

(11)
Represents 93,771 Shares valued at $21.48 per Share

Beneficial Ownership of Shares by Directors, Officers and Brookfield Persons.   The following table sets forth information regarding the beneficial ownership of Shares and the Redeemable Preferred Share as of September 30, 2017 by (1) the Brookfield Investor and each of its associates and majority-owned subsidiaries based solely upon the amounts and percentages contained in the public filings of such persons; and (2) each of our executive officers and directors.
For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that the person has the right to acquire within 60 days after September 30, 2017. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named below, any Shares that the person or persons has the right to acquire within 60 days after September 30, 2017 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of September 30, 2017, there were 39,618,833 outstanding Shares and one outstanding Redeemable Preferred Share, which is entitled to one vote as part of a single class with the holders of Shares at any annual or special meeting of stockholders. SEC rules also generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Number of Redeemable Preferred Shares Beneficially Owned	Percent of Total Voting Power(3)
Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC(4)	9,395,511.02(5)	1(3)	19.17%
Bruce G. Wiles, Chairman of the Board and Director(6)	—	—	—
Lowell G. Baron, Director(6)	—	—	—
Edward A. Glickman, Director	—(2)	—	—
Stephen P. Joyce, Director	—(2)	—	—
Stanley R. Perla, Director	3,335.85(2)	—	*
Abby M. Wenzel, Director	2,397.45(2)	—	*
Jonathan P. Mehlman, Chief Executive Officer, President and Director	46,773.84(2)	—	*
Edward T. Hoganson, Chief Financial Officer and Treasurer	261.91(2)	—	*
Paul C. Hughes, General Counsel and Secretary	—(2)	—	—

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each individual or entity listed in the table is 450 Park Avenue, Suite 1400, New York, New York 10022.

(2)
Does not include Shares underlying restricted share units awarded under the Amended and Restated Employee and Director Incentive Restricted Share Plan of the Company. Each restricted share unit represents a contingent right to receive one Share, subject to vesting and settlement terms.

(3)
The sole outstanding Redeemable Preferred Share is entitled to one vote as part of a single class with the holders of Shares at any annual or special meeting of stockholders.

(4)
The SPA contains certain standstill and voting restrictions applicable to the Brookfield Investor and certain of its affiliates. These restrictions are described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2017, incorporated by reference herein, and other filings by the Company with the SEC which are also incorporated by reference herein.

(5)
Represents (i) 7,576 Shares granted by the Company to BSREP II Hospitality II Board LLC, a wholly owned subsidiary of the Brookfield Investor (“BSREP Board”), subject to forfeiture (the “Restricted Shares”) in respect of Mr. Baron’s and Mr. Wiles’s service as directors of the Company and (ii) Shares issuable upon conversion and subsequent redemption of 9,387,935.02 Class C Units held directly by the Brookfield Investor. The Class C Units are convertible into OP Units at any time at the option of the holder at an initial conversion price of  $14.75, subject to anti-dilution and other adjustments upon the occurrence of certain events and transactions. OP Units are, in turn, generally redeemable for Shares on a one-for-one-basis or the cash value of a corresponding number of Shares, at the election of the Company, in accordance with the terms of the A&R LPA. As sole manager of the Brookfield Investor, Brookfield Strategic Real Estate Partners II GP L.P. (“BSREP II GP”) may be deemed to beneficially own all Restricted Shares owned by BSREP Board and all 9,387,935.02 Shares issuable upon conversion and subsequent redemption of Class C Units owned by the Brookfield Investor. As direct and indirect controlling persons of BSREP II GP, each of Brookfield Asset Management Inc. (“BAM”), Partners Limited (“Partners Limited”), Brookfield Holdings Canada Inc. (“BHC”), Brookfield US Holdings Inc. (“BUSHI”), Brookfield US Corporation (“BUSC”), BUSC Finance LLC (“BUSC Finance”), Brookfield Property Group LLC (“BPG”) and Brookfield Strategic Real Estate Partners II GP of GP LLC (“Ultimate GP” and, together with the Brookfield Investor, BSREP Board, BSREP II GP, BAM, Partners Limited, BHC, BUSHI, BUSC, BUSC Finance and BPG, the “Brookfield Persons”) may be deemed to share with BSREP II GP beneficial ownership of such Restricted Shares and such Shares underlying such Class C Units. The principal business address of each of BAM, Partners Limited, BHC and BUSHI is 181 Bay Street, Suite 300, Toronto, ON, M5J 2T3. The principal address of each of BUSC, BUSC Finance, BPG, Ultimate GP, BSREP II GP and the Brookfield Investor is Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281. The information contained in this footnote with respect to the Brookfield Persons is based on the Schedule 13D filed by the Brookfield Persons with the SEC on April 10, 2017 and the Form 4 filed by the Brookfield Persons with the SEC on October 3, 2017. Please see “—Additional Information Regarding Brookfield Directors and Officers” for information about the directors and executive officers or persons holding equivalent positions of the Brookfield Persons.

(6)
Messrs. Wiles and Baron are Managing Partners of BAM and serve as Redeemable Preferred Directors elected by the Brookfield Investor pursuant to the Brookfield Investor’s rights as holder of the Redeemable Preferred Share. Messrs. Wiles and Baron disclaim beneficial ownership of all of the securities that are or may be beneficially owned by BAM or any of its affiliates. The business address of Messrs. Wiles and Baron is c/o Brookfield Place, 181 Bay Street, Suite 300, Toronto ON M5J 2T3.

Recent Securities Transactions.   Based on our records and on information provided to us by our directors and executive officers, including information with respect to the Brookfield Persons and all of their directors and executive officers or persons holding equivalent positions, during the past sixty days, no transactions with respect to the Shares have been effected by the Company, the Brookfield Persons, their respective directors, executive officers or persons holding equivalent positions, affiliates or subsidiaries.
Other Interests.   Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, including without limitation the employment and incentive compensation arrangements applicable to our executive officers and directors and the agreements, arrangements and understandings involving the Brookfield Investor described in our Definitive Proxy Statement dated April 28, 2017 and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which descriptions are also incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including but not limited to any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Incorporation by Reference.   The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the Offer and is deemed to be part of this Offer to Purchase except to the extent any such information is modified or superseded by information in the Offer to Purchase or any document subsequently filed by us with the SEC. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):
•
Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 31, 2017;

•
Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2017;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2017 filed with the SEC on May 15, 2017 and August 10, 2017, respectively; and

•
Our Current Reports on Form 8-K and Form 8-K/A filed on January 6, 2017, January 13, 2017, January 17, 2017, March 31, 2017, May 3, 2017, June 28, 2017 and October 25, 2017.

We encourage you to review the information in our most recent Annual Report on Form 10-K and the other documents we are incorporating by reference when evaluating your decision to participate in the Offer.
Additional Information Regarding Brookfield Directors and Officers.   The names and business addresses of all of the directors and executive officers or persons holding equivalent positions of each Brookfield Person are set forth below. The information contained in this footnote with respect to the Brookfield Persons is based on the Schedule 13D filed by the Brookfield Persons with the SEC on April 10, 2017.
Brookfield Person	Name and Position of Officer or Director	Principal Business Address
Brookfield Asset Management Inc.
	M. Elyse Allan, Director	2300 Meadowvale Road, Mississauga, Ontario, L5N 5P9, Canada
	Jeffrey M. Blidner, Director and Senior Managing Partner	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Angela F. Braly, Director	832 Alverna Drive, Indianapolis, Indiana 46260
	Jack L. Cockwell, Director	51 Yonge Street, Suite 400, Toronto, Ontario M5E 1J1, Canada
	Marcel R. Coutu, Director	335 8th Avenue SW, Suite 1700, Calgary, Alberta, T2P 1C9, Canada
	Maureen Kempston Drakes, Director	10 Avoca Avenue, Unit 1904, Toronto, Ontario M4T 2B7, Canada
	J. Bruce Flatt, Director and Senior Managing Partner and Chief Executive Officer	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Robert J. Harding, Director	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	David W. Kerr, Director	c/o 51 Yonge Street, Suite 400, Toronto, Ontario M5E 1J1, Canada

Brookfield Person	Name and Position of Officer or Director	Principal Business Address
	Brian W. Kingston, Senior Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281-1023
	Brian D. Lawson, Senior Managing Partner and Chief Financial Officer	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Philip B. Lind, Director	Rogers Communications Inc., 333 Bloor Street East, 10th Floor, Toronto, Ontario M4W 1G9, Canada
	Cyrus Madon, Senior Managing Partner	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Frank J. McKenna, Director	TD Bank Group, P.O. Box 1, TD Centre, 66 Wellington St. West, 4th Floor, TD Tower, Toronto, Ontario M5K 1A2, Canada
	Youssef A. Nasr, Director	P.O. Box 16 5927, Beirut, Lebanon
	Lord Augustine Thomas O’Donnell, Director	P.O. Box 1, TD Centre, 66 Wellington St. W., 4th Floor, TD Tower, Toronto, Ontario, M5K 1A2, Canada
	Samuel J.B. Pollock, Senior Managing Partner	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Ngee Huat Seek, Director	501 Orchard Road, #08-01 Wheelock Place, Singapore 238880
	Diana L. Taylor, Director	Solera Capital L.L.C, 625 Madison Avenue, 3rd Floor, New York, N.Y. 10022
	George S. Taylor, Director	R.R. #3, 4675 Line 3, St. Marys, Ontario N4X 1C6, Canada
	A.J. Silber, Vice President, Legal Affairs and Corporate Secretary	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada

Brookfield Person	Name and Position of Officer or Director	Principal Business Address
Partners Limited
	Jack L. Cockwell, Director and Chairman	51 Yonge Street, Suite 400, Toronto, Ontario M5E 1J1, Canada
	David W. Kerr, Director	51 Yonge Street, Suite 400, Toronto, Ontario M5E 1J1, Canada
	Brian D. Lawson, Director and President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	George E. Myhal, Director	181 Bay Street, Brookfield Place, Suite 210, Toronto, Ontario, M5J 2T3, Canada
	Timothy R. Price, Director	51 Yonge Street, Suite 400, Toronto, Ontario M5E 1J1, Canada
	Tony E. Rubin, Treasurer	51 Yonge Street, Suite 400, Toronto, Ontario M5E 1J1, Canada
	Loretta Corso, Secretary	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
Brookfield Holdings Canada Inc.
	Aleks Novakovic, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Dennis Blasutti, Director, President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Rami El Jurdi, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Arin Jonathan Silber, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Simon Chernin, Vice President and Secretary	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada

Brookfield Person	Name and Position of Officer or Director	Principal Business Address
Brookfield US Holdings Inc.
	Aleks Novakovic, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Dennis Blasutti, Director, President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Rami El Jurdi, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Arin Jonathan Silber, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Simon Chernin, Vice President and Secretary	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
Brookfield US Corporation
	Barry Blattman, Director, Vice President	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281-1023
	Rami El Jurdi, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Jordan Kolar, Director, Vice President	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281-1023
	Aleks Novakovic, Director, Vice President	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
	Mark Srulowitz, Director, President	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281-1023
	Josh Zinn, Director, Vice President	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281-1023
BUSC Finance LLC
	Mark Srulowitz, Manager and President	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Jordan Kolar, Manager and Vice President	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023

Brookfield Person	Name and Position of Officer or Director	Principal Business Address
	Josh Zinn, Manager and Vice President	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Rami El Jurdi, Manager and Secretary	181 Bay Street, Brookfield Place, Suite 300, Toronto, Ontario M5J 2T3, Canada
Brookfield Property Group LLC
	Brian W. Kingston, Director and Chief Executive Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Bryan Davis, Director and Chief Financial Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Brett Fox, Director and Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
Brookfield Strategic Real Estate Partners II GP OF GP LLC
	Richard B. Clark, Chairman	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Brian W. Kingston, Chief Executive Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Bryan Davis, Chief Financial Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Brett Fox, Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Sophie Fallman, Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
Brookfield Strategic Real Estate Partners II GP L.P.
	Richard B. Clark, Chairman	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Brian W. Kingston, Chief Executive Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Bryan Davis, Chief Financial Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Brett Fox, Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023

Brookfield Person	Name and Position of Officer or Director	Principal Business Address
	Sophie Fallman, Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC
	Richard B. Clark, Chairman	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Brian W. Kingston, Chief Executive Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Bryan Davis, Chief Financial Officer	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Brett Fox, Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
	Sophie Fallman, Managing Partner	Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023
15.
Additional Information

We have filed an issuer tender offer statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. This material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the first page of this Offer to Purchase.
16.
Certain Legal Matters; Regulatory Approvals

We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 7—Conditions of the Offer.
17.
Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of material U.S. federal income tax consequences to U.S. stockholders (as defined below) related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary of material U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) a person that is not a U.S. stockholder, as defined below, (ix) subject to the alternative minimum tax provisions of the Code, (x) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (xi) holding Shares through a partnership or other pass-through entity, or (xii) a U.S. person whose “functional currency” is not the U.S. dollar.
This summary applies only to U.S. stockholders, does not apply to any owner of a U.S. stockholder, and addresses only U.S. federal income tax and not any other taxes. This summary does not address state and local tax consequences. For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for U.S. federal income tax purposes is:
•
an individual who is a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING SHARES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Generally.   An exchange of Shares for cash pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for U.S. federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss as discussed below. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will be treated as having received a distribution from us as discussed below.
As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the Offer.
Sale Treatment.   Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for U.S. federal income tax purposes if the redemption (i) results in a “complete redemption” of all of the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the U.S. stockholder actually owns, but also any Shares owned by certain related persons as well as Shares that the U.S. stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security that the U.S. stockholder is treated as owning pursuant to certain constructive ownership rules. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all of the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and waives (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by these family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if  (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than (ii) 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in its proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. Whether a U.S. stockholder meets this test will depend on the U.S. stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. stockholder who is a minority stockholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. stockholders should consult their tax advisors as to the application of this test to their particular circumstances.
U.S. stockholders should be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. In addition, depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. stockholder’s percentage interest in us (including any interest attributable to Shares constructively owned by the U.S. stockholder) could increase, even though the total number of Shares held by such U.S. stockholder decreases. Accordingly, a tendering U.S. stockholder may choose to submit a conditional tender under the procedures described in Section 6, which allows the U.S. stockholder to tender Shares subject to the condition that a specified minimum number of the U.S. stockholder’s Shares must be purchased by the Company if any such Shares so tendered are to be purchased. Stockholders should consult their financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. In any event, a U.S. stockholder can be given no assurance that a sufficient number of such U.S. stockholder’s Shares will be purchased pursuant to the Offer to ensure that the purchase is treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes.
U.S. stockholders should also be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated.
If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. This gain or loss must be determined separately for each block of

Shares (i.e., Shares that were acquired in a single transaction for the same price) sold. In connection with the purchase of Shares pursuant to this Offer, a U.S. stockholder may be able to identify by lot the Shares that are tendered in the Offer if less than all of its Shares are tendered, and may be able to identify the order in which different blocks of Shares will be purchased in the event of proration, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have exchanged their Shares on a “first in/first out” basis. Capital gain or loss generally will be long-term capital gain or loss if, as of the time we are treated as purchasing the Shares in this Offer, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates, and trusts generally are subject to a reduced U.S. federal income tax rate. Short-term capital gains of individuals, estates, and trusts generally are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. In addition, any loss recognized upon an exchange of Shares in the Offer by a U.S. stockholder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from us that were required to be treated by the U.S. stockholder as long-term capital gain.
Dividend Treatment.   If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent of our current or accumulated earnings and profits, without reduction for the tax basis of the Shares sold, unless we designate the dividend as a capital gains dividend. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the reduced tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to taxpayers taxed as individuals are taxed at the higher U.S. federal income tax rate applicable to ordinary income. To the extent that a redemption of our Shares pursuant to the Offer is treated as a dividend, a U.S. stockholder’s adjusted tax basis in the redeemed Shares generally will be transferred to the U.S. stockholder’s remaining Shares. If a U.S. stockholder owns no other Shares, under certain circumstances, this basis may be transferred to a related person or it may be lost entirely. Proposed Treasury regulations, if enacted as proposed, would affect the adjusted tax basis of a U.S. stockholder’s remaining Shares. It is unclear whether these proposed regulations will be enacted in their current form or apply to a U.S. stockholder that exchanges Shares.
If none of the foregoing three tests under Section 302 of the Code is satisfied, but the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. stockholder’s adjusted tax basis in its Shares (determined separately for each block of Shares) and any remainder will be treated as capital gain from the sale of the Shares. Any such gain will be long-term capital gain if the U.S. stockholder has held the Shares for more than one year as of the date we are treated as purchasing the Shares under the Offer.
U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the redemption is treated as a distribution with respect to their Shares.
Medicare Tax.   Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on all or a portion of their “net investment income,” which includes dividends or capital gains recognized in connection with a sale of Shares pursuant to the Offer.
Consequences to Non-Tendering U.S. Stockholders.   If a tender of Shares is treated as a “dividend” to a tendering U.S. stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to U.S. stockholders whose proportionate ownership of Shares of the Company has been increased by such tender, including non-tendering U.S. stockholders. U.S. stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.
Backup Withholding and Information Reporting.   Information returns generally will be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. The Company may be required to withhold a portion of the amounts paid to a U.S. stockholder pursuant to this Offer unless the U.S. stockholder has completed and submitted to the Company a Form W-9 providing the U.S. stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) this number is correct; (b) either (i) the U.S. stockholder is exempt from backup withholding, (ii) the U.S. stockholder has not been notified by the IRS that the U.S. stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. stockholder that the U.S. stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, such holder will be subject to backup withholding on these payments. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS. See Section 2—Procedures for Tendering Shares for discussion of procedures for obtaining an exemption from U.S. backup withholding tax applicable to both U.S. and non-U.S. stockholders.
18.
Recommendation

The purchase price in the MacKenzie Offer is 58.1% lower than Estimated Per-Share NAV and the Purchase Price is 50.8% lower than Estimated Per-Share NAV. The Company’s board of directors believes that both the MacKenzie Offer price and the Purchase Price of this Offer are well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent Estimated Per-Share NAV. If not for the MacKenzie Offer, we would not be making this Offer. We are making this Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 17.5% premium to the MacKenzie Offer price. This Offer is in no way intended to suggest that $6.50 per Share is the fair value of our Shares.
Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in this Offer or the lower MacKenzie Offer. In addition, neither Computershare, in its capacity as Depositary, Georgeson, in its capacity as Information Agent, or any of their respective affiliates, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering his, her or its Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information, including the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2017, which describes the calculation of Estimated Per-Share NAV, and other filings made by the Company with the SEC, which are incorporated herein by reference and can be found in the “Investor Relations—SEC Filings” section of the Company’s website, www.hitreit.com. You are urged to discuss your decision with your tax advisor, financial advisor and/or custodian.
Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal or the Important Instructions and Information. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.
19.
Miscellaneous

The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained Computershare to act as the Depositary and Georgeson, an affiliate of Computershare, to act as the Information Agent in connection with the Offer. In its role as Depositary, Computershare will receive tendered Shares, Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders that contact it. As Depositary, Computershare will also be responsible for determining the proration factor, if any, and matching payment for all Shares purchased by us in the Offer. As the Information Agent, Georgeson may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.
Computershare and Georgeson will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to Computershare and Georgeson as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of Computershare or Georgeson, for purposes of the Offer.
Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the Offer directly to the Depositary. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer or other nominee or custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary.
Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary (Computershare). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted and such signature must be affixed with a medallion guarantee.